Exhibit 99.1

NEWS RELEASE
AFC ENTERPRISES REPORTS FISCAL 2010 FOURTH QUARTER OPERATING
RESULTS; INCREASES FISCAL 2010 EARNINGS GUIDANCE

ATLANTA, January 10, 2011 — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported selected operating results for its fiscal 2010 fourth quarter and full year which ended December 26, 2010, and increased fiscal 2010 earnings guidance.
Global same-store sales increased 6.0 percent in the fourth quarter compared to a 1.0 percent decrease last year. For the full year 2010, global same-store sales increased 2.6 percent compared to a 0.7 percent increase in 2009, exceeding the Company’s previous guidance of positive 2.0 percent to 2.5 percent.
During the fourth quarter, the Popeyes system opened 22 domestic and 26 international restaurants, bringing full year 2010 openings to 106 restaurants, compared to 95 restaurants last year. Openings were lower than previous guidance of 120-130 restaurants due primarily to year-end construction delays resulting from poor weather and permitting delays. Management expects to have approximately 8 of these restaurants opened by the end of January. The Popeyes system permanently closed 67 restaurants in fiscal 2010, resulting in net unit growth of 39 restaurants, compared to 14 net restaurants in 2009.
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “We continue to be pleased with our strong same-store sales momentum, which reflects our superior food and effective marketing campaigns in the U.S. and around the globe. Today our business model is stronger and more profitable to our franchise owners. While we missed our aggressive new unit opening goal by 14 units, we expect half of those units will be open in this month. We remain in a very good position to continue the acceleration of unit growth in 2011 and beyond.”
Based on the fourth quarter sales performance, the Company expects fiscal 2010 fourth quarter reported earnings will be $0.16-$0.17 per diluted share and full year reported earnings will be $0.88-$0.89 per diluted share. Adjusted earnings per diluted share for the fourth quarter is now expected to be $0.18-$0.19, bringing full year adjusted earnings per diluted share to $0.85-$0.86, compared to adjusted earnings per diluted share of $0.74 in fiscal 2009. This is an increase from the Company’s previous adjusted earnings per diluted share guidance of $0.81-$0.83. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Within this updated guidance, the Company continues to expect general and administrative expenses for the fourth quarter of 2010 will be in the range of $14.0-$14.5 million and full year 2010 general and administrative expenses will be approximately 3.0 percent of system-wide sales, among the lowest in the restaurant industry.
Management expects to provide fiscal 2011 guidance concurrent with the filing of the Company’s 2010 Annual Report on Form 10-K.
- more -

NEWS RELEASE
New Credit Facility
As previously announced, on December 23, 2010, the Company completed a new five-year $100 million credit facility, comprised of a $40 million term loan and a $60 million revolver. Proceeds from the refinancing together with available cash were used to retire approximately $63 million of the outstanding principal debt balance of its previous credit facility. At closing, $22 million was drawn on the revolver.
The rate of interest under the new facility is currently 2.8 percent and is determined using the LIBO Rate plus a spread of 250 basis points. The spread above the LIBO Rate can adjust from 225 to 325 basis points depending on the Company’s total leverage. In the fourth quarter of 2010, the Company will recognize approximately $0.6 million of interest charges and defer approximately $1 million of fees associated with the refinancing to be amortized over the life of the new facility.
The Company’s required quarterly principal payments will be $1.25 million for the first two years, $1.5 million for the third and fourth years and $4.5 million in the fifth year.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 26, 2010, Popeyes had 1,977 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 26 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
- more -

NEWS RELEASE

	Q4 Ended	Q4 Ended	Year-end	Year-end
Total Same-Store Sales	12/26/2010	12/27/2009	12/26/2010	12/27/2009
Company-operated	9.2%	(1.3%)	4.0%	(0.8%)
Franchised [a]	6.1%	(1.0%)	2.5%	0.7%

Total Domestic	6.2%	(1.0%)	2.5%	0.6%
International [b]	4.3%	(0.8%)	3.1%	1.9%

Global	6.0%	(1.0%)	2.6%	0.7%
Total Franchised (a and b)	5.9%	(1.0%)	2.6%	0.8%

New Unit Openings
Company-operated	1	0	1	0
Franchised	21	20	44	39

Total Domestic	22	20	45	39
International	26	24	61	56

Global	48	44	106	95

Unit Count
Company-operated	38	37	38	37
Franchised	1,542	1,539	1,542	1,539

Total Domestic	1,580	1,576	1,580	1,576
International	397	367	397	367

Global	1,977	1,943	1,977	1,943
- more -

NEWS RELEASE
Management’s Use of Non-GAAP Financial Measures
Adjusted earnings per diluted share: Calculation and Definition
The Company calculates fiscal 2010 fourth quarter adjusted earnings per diluted share by excluding $0.6 million, or $0.02 per diluted share, of interest expense associated with refinancing the credit facility. The Company calculates fiscal 2010 full year adjusted earnings per diluted share by excluding $1.4 million, or $0.05 per diluted share, of tax benefit, and $0.6 million, or $0.02 per diluted share, of interest expense associated with refinancing the credit facility.
The Company defines adjusted earnings for fiscal 2009 as the Company’s reported net income after adjusting for certain non-operating items consisting of (i) other income, net (which for fiscal 2009 includes $3.3 million on the sale of assets partially offset by a $0.4 million loss on insurance recoveries related to asset damages, a $0.2 million impairment related to restaurant closures and $0.6 million related to impairments and disposals of fixed assets), (ii) the interest expense associated with the credit facility amendment, (iii) the tax effect of these adjustments. Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for fiscal 2009, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

(in millions, except per share data)	Fiscal 2009
Net income	$18.8
Other expense (income), net	$(2.1)
Interest expense associated with credit facility amendment	$1.9
Tax effect	$0.1
Adjusted net income	$18.7
Adjusted earnings per diluted share	$0.74
Weighted-average diluted shares outstanding	25.4
Management’s Use of Non-GAAP Financial Measures
The Company’s adjusted earnings per diluted share is a supplemental non-GAAP financial measure. The Company uses adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measure used by management. The Company believes this measure is important indicator of its operational strength and performance of its business because it provides a link between profitability and operating cash flow. Adjusted earnings per diluted share as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted earnings per diluted share: (a) does not represent net income, or earnings per share as defined by GAAP; (b) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.
- more -

NEWS RELEASE
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, discussions regarding the Company’s projections and expectations regarding anticipated 2010 performance, including projections regarding general and administrative expenses, and net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2009 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
- End -